PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT made as of the 22nd day of March, 2010.

BETWEEN:

EXETER RESOURCE CORPORATION, a company duly incorporated under the laws of British Columbia, having its head office at Suite 1260 – 999 West Hastings Street, Vancouver, British Columbia V6C 2W2

(hereinafter referred to as the “Vendor”)

AND:

EXTORRE GOLD MINES LIMITED, a company duly incorporated under the federal laws of Canada, having its head office at Suite 1260 – 999 West Hastings Street, Vancouver, British Columbia V6C 2W2

(hereinafter referred to as “Purchaser”)

WHEREAS:

A.                      The Vendor is the registered and beneficial owner of the assets described in Schedule “A” hereto (collectively the “Assets”, and individually an “Asset”).

B.                      Pursuant to an arrangement agreement made as of February 5, 2010 (the “Arrangement Agreement” which includes the Plan of Arrangement (the “Plan of Arrangement”) attached thereto as Schedule “A”), the Vendor has agreed to sell and the Purchaser has agreed to purchase the Assets as of the date of this Agreement (the “Effective Date”) all on the terms and subject to the conditions set out in the Arrangement Agreement, which transfer of assets is to be effected pursuant to the Plan of Arrangement as approved by an order of the Supreme Court of British Columbia under section 288 of the Business Corporations Act (British Columbia) granted on March 12, 2010.

C.                      The Vendor and the Purchaser have agreed to file a joint election under subsection 85(l) of the Income Tax Act, S.C. 1970-71-72, c. 63 as amended (the “Tax Act”) in respect of such sale.

                          NOW THEREFORE THIS AGREEMENT WITNESSES THAT for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual premises, covenants and conditions herein contained, the parties hereto agree as follows:

1.	VENDOR’S WARRANTIES AND REPRESENTATIONS

The Vendor warrants and represents to the Purchaser that:

(a)
it is duly incorporated under the laws of British Columbia and is a valid and existing company and is, with respect to the filing of annual reports, in good standing under the laws of British Columbia;

(b)
it has all the necessary corporate power and capacity and has taken or contemporaneously with the execution of this Agreement is taking all corporate proceedings necessary to enter into this Agreement;

(c)	the Vendor is the registered and beneficial owner of the Assets and has good and marketable title thereto, free and clear of any charge, encumbrance, lien or option;

(d)	the Vendor is entitled to sell the Assets to the Purchaser as herein provided;

(e)	the Vendor is not a non-resident of Canada for purposes of Sections 85 and 116 of the Tax Act.

2.	PURCHASER’S REPRESENTATIONS AND WARRANTIES

The Purchaser represents and warrants to the Vendor that:

(a)	it is duly incorporated under the federal laws of Canada and is a valid and existing company;

(b)
it has all the necessary corporate power and capacity and has taken or contemporaneously with the execution of this Agreement is taking all corporate proceedings necessary to enter into this Agreement; and

(c)	it is a taxable Canadian corporation, as that term is defined in the Tax Act.

3.	PURCHASE AND SALE

3.1                     The Vendor hereby sells, transfers, conveys, assigns and delivers to the Purchaser and the Purchaser hereby purchases as at the Effective Date all of the Vendor’s right, title and interest in and to the Assets for an aggregate purchase price of $150,000,000 allocated among the Assets as set out in Schedule “A” hereto.

3.2                     The purchase price so allocated to a particular Asset is herein called the “Purchase Price” and the aggregate purchase price for all the Assets is herein called the “Aggregate Purchase Price”.

3.3                    The Vendor and Purchaser declare that the Purchase Price of each Asset represents their best estimate of the fair market value of such Asset as at the Effective Date for purposes of the Tax Act.

4.	JOINT ELECTION

4.1                     The Vendor and Purchaser shall, within the time limit set by subsection 85(6) of the Tax Act, complete and file a joint election in respect of the Assets in the prescribed form pursuant to subsection 85(1) of the Tax Act.

4.2                     The Vendor and Purchaser shall elect to transfer and declare that they intend to transfer each Asset to the Purchaser at an elected amount equal to the Vendor's cost amount of such Asset for purposes of the Tax Act.

4.3                     The elected amount of an Asset is herein called an “Elected Amount” and the aggregate of the elected amounts of the Assets is herein called the “Aggregate Elected Amount”.

5.	PAYMENT OF PURCHASE PRICE FOR THE ASSETS

5.1	The Purchaser shall pay the Aggregate Purchase Price for the Assets as follows:

(a)	As to $1.00, by agreeing to issue options to acquire shares of the Purchaser to holders of options to acquire shares of the Vendor as at the Effective Date as set out in the Arrangement Agreement; and

(b)
as to the balance of the Aggregate Purchase Price, by issuing to the Vendor, as fully paid and non-assessable, one (1) preferred share in its capital stock having a redemption price equal to such balance (the “Preferred Share”).

6.	ELECTED AMOUNT ADJUSTMENT CLAUSE

If at any time or times after the Effective Date, it is determined that either:

(a)	it is necessary to change the Elected Amount of the Asset to comply with the common intentions of the Vendor and Purchaser as hereinbefore expressed, or

(b)	the Tax Act deems the Elected Amount of the Asset to be an amount which is different than the amount agreed upon between the Vendor and Purchaser,

then in order to comply with the common intentions of the Vendor and Purchaser as hereinbefore expressed, the parties shall do all things reasonably necessary to reflect such change including, for example, filing an amended joint election pursuant to subsection 85(1) of the Tax Act.

7	DECLARATION OF TRUST

The Vendor acknowledges and declares that until such time as title to any Asset has been recorded in the name of the Purchaser, the Vendor shall hold the legal title to such Asset in trust as a bare trustee for the Purchaser.

8.	BENEFITS OF UNASSIGNED CONTRACTS

8.1                     Subject to Sections 8.2 and 8.3, if this Agreement, or any other document or instrument of conveyance which may from time to time be executed and delivered by the Vendor, fails to convey to the Purchaser any right in or to an Asset intended to be conveyed to the Purchaser in accordance with the Arrangement Agreement, the Vendor shall hold such Asset in trust for the benefit of the Purchaser and execute and deliver such further items as the Purchaser may from time to time direct in accordance with Section 9.1.

8.2                     If the Vendor cannot lawfully convey to the Purchaser any right in or to an Asset, including without limitation any right pursuant to a contract, lease, licence or other document because:

(a)	the terms of any document governing such right prohibit or restrict such assignment,

(b)
the terms of any document governing such right provide that the right may only be assigned if the consent of one or more third parties is obtained to such assignment and any such consent has not been obtained, or

(c)	such an assignment would contravene any applicable law or any decree, order, regulation or other rule of any authority having jurisdiction (collectively, “Applicable Law”),

then such right shall not be conveyed pursuant to Section 3. In such event, to the extent permitted by law and in a manner approved by the Purchaser in writing, the Vendor will provide the Purchaser with the benefits of such right and enforce such right for the benefit of the Purchaser.

8.3                    To the extent that the Purchaser is provided with the benefits of any right pursuant to Section 8.2, the Purchaser will, to the extent that it is able to do so, perform the obligations of the Vendor under or in connection with such right, but only to the extent that such performance would not result in any breach or default under any document governing such right or Applicable Law.

9.	MISCELLANEOUS

9.1                    The parties hereto shall execute such further and other documents and assurances and perform such further acts and things as may be reasonably necessary or desirable to implement this Agreement.

9.2                   This Agreement shall enure to the benefit of and shall be binding upon each of the parties, their heirs, executors, administrators, successors and assigns, as the case may be.

9.3                    The Purchaser shall pay all costs and fees in connection with the transfer of the Assets to the Purchaser, including federal Goods and Services Tax and provincial Social Services Tax but not including the Vendor’s income taxes.

9.4                     If any provision in this Agreement is held to be unenforceable, such provision shall be severed from this Agreement. The other provisions of this Agreement shall be construed as if such unenforceable provision had never been contained in it.

[EXECUTION PAGE FOLLOWS]

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

EXETER RESOURCE CORPORATION

EXTORRE GOLD MINES LIMITED

SCHEDULE A

ASSETS TRANSFERRED	FMV PURCHASE PRICE
Cash	$25,000,000
Prepaid Expenses	9,421,473
Loans	42,467,164
Loan Interest	2,853,181
Mineral Properties	*
Shares of Cognito Limited	*
Shares of Estelar Resources Limited	*
Total:	$150,000,000

* The Vendor and Purchaser have agreed to complete the above allocation of the Aggregate Purchase Price by December 31, 2010.